Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129268, 333-157276, 333-172596, 333-174983 and 333-183617) on Form S-8 of Flotek Industries, Inc. and subsidiaries of our report dated June 30, 2014, relating to our audits of the financial statements and supplemental schedule of the Flotek Industries, Inc. 401(k) Plan which appears in this Annual Report on Form 11-K of the Flotek Industries, Inc. 401(k) Plan for the year ended December 31, 2013.

/s/ Hein & Associates LLP
Houston, Texas
June 30, 2014